Exhibit 10.24

CHITTENDEN CORPORATION

Senior Executive Severance Agreement

AGREEMENT made as of this 18th day of March, 1998 by and among Chittenden Corporation, a Vermont corporation with its principal place of business in Burlington, Vermont (the “Company” and the “Employer”), and Danny H. O’Brien of Charlotte, Vermont (the “Executive”), an individual presently employed as the Executive Vice President of the Company.

1. Purpose. The Company considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Employer’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Employer, the Executive shall not have any right to be retained in the employ of the Employer.

2. Change in Control. A “Change in Control” shall mean the occurrence of any one of the following events:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the number of the Company’s then outstanding securities; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2(a), (c) or (d) of this Section 2) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease by any reason to constitute at lease one half thereof; or

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 60% of the number of outstanding securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

3. Terminating Event. A “Terminating Event” shall mean any of the events provided in this Section 3 occurring within 3 years subsequent to a Change in Control as defined in Section 2:

(a) termination by the Employer of the employment of the Executive with the Employer for any reason other than death of the Executive.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Employer, rather than continuing as an employee of the Employer following a Change in Control, or

(b) termination by the Executive of the Executive’s employment with the Employer for any reason, at Executive’s option.

4. Special Termination Payments. In the event a Terminating Event occurs within three (3) years after a Change in Control, including Executive’s election to terminate employment, upon written notice from the Executive to the Employer.

(a) the Employer shall pay to the Executive an amount equal to the sum of the following:

(i) 2.00 times the amount of the current base salary of the Executive, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement or a cafeteria plan; and

(ii) 2.00 times the amount of the bonus that was actually paid to the Executive in the year of the Change in Control; and

(iii) 2.00 times the amount equal to the 401 (k) match and the profit sharing portion of the 401 (k) contribution which Executive would have received in the year of the Change in Control; and

(iv) 2.00 times the amount equal to 401 (k) restoration payment, if any, made to the Executive in the year of the Change in Control; and

(v) 2.00 times the amount equal to any payment made to the Executive under the supplemental executive retirement plan for members of the executive management group; and

(vi) all bonus payments relating to prior year bonuses and related contingent payments that have yet to be fully paid for any reason.

Said amount shall be paid in one lump sum payment no later than thirty-one (31) days following the Date of Termination (as such term is defined in Section 8(b)); and

(b) the Employer shall, regardless of whether Employer is unable to utilize Company related benefit plans, continue to provide to the Executive at Employer’s expense certain benefits, including, without limitation, medical, dental, long-term disability, accidental death and dismemberment insurance, life insurance and other fringe benefits received by Executive in the year of a Change in Control, on the same terms and same conditions as though the Executive had remained an active employee, for twenty-four (24) months. At Executive’s election, the Employer will be required to pay to Executive the cash equivalent of the foregoing, determined by a reputable accounting or actuarial firm selected by the Executive and paid for by Employer; and

(c) the Employer shall transfer or roll over any restricted stock or options granted by the Company to the Executive to the successor entity after a Change in Control; and

(d) the Employer shall provide Executive with professional advice of a financial planner, or actuary or an accountant of Executive’s choice to help Executive determine which elections Executive will make with respect to this Agreement,

(e) Employer shall pay for outplacement services selected by Executive and shall provide an office and clerical assistance to the Executive for one year after a termination of Executive’s employment.

(f) The Employer shall pay to the Executive all reasonable legal and mediation fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive.

5. Additional Benefits

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, and Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be determined by Arthur Andersen, LLP or any other nationally recognized accounting firm selected by the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employer or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Employer shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (an “Underpayment”). In the event that the Employer exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 5(c), shall be promptly paid by the Employer to or for the benefit of the Executive.

(c) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that they desire to contest such claim, provided that the Employer has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim,

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Employer,

(iii) cooperate with the Employer in good faith in order effectively to contest such claim, and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Employer shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer complying with the requirements of Section 5(c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, to the amount of Gross-Up Payment required to be paid.

6. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the resignation or voluntary termination of the Executive for any reason prior to a Change in Control.

7. Withholding. All payments made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

8. Notice and Date of Termination; Disputes; Etc.

(a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

(b) Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination. In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Employer, the Employer may unilaterally accelerate the Date of Termination and such acceleration shall not result in a second Terminating Event for purposes of Section 3(a) of this Agreement.

(c) No Mitigation. The Employer agrees that, if the Executive’s employment by the Employer is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employer pursuant to Sections 4 and 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employer, or otherwise.

(d) Mediation of Disputes. The parties shall endeavor in good faith to settle within 90 days any controversy or claim arising out of or relating to this Agreement or the breach thereof through mediation with JAMS, Endispute or similar organizations. If the controversy or claim is not resolved within 90 days, the parties shall be free to pursue other legal remedies in law or equity.

9. Assignment: Prior Agreements. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Employer of all payments due him under Section 4 and 5 of this Agreement, the Employer shall continue such payments to the Executive’s beneficiary designated in writing to the Employer prior to his death (or to his estate, if the Executive fails to make such designation).

10. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employer, or to the Employer at its main office, attention to the Board of Directors.

13. Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Employer’s benefit plans, programs or policies.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

15. Governing Law. This is a Vermont contract and shall be construed under and be governed in all respects by the laws of the State of Vermont.

16. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Employer, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer by its duly authorized officer and by Executive, as of the date first above written.

CHITTENDEN CORPORATION

By:	/s/ Paul A. Perrault
Name:
Title:
Date:

/s/ Danny H. O’Brien
[Executive]

Date:	3/20/98